CLIFTON SAVINGS BANCORP, INC.
            ANNOUNCES THAT IT WILL NOT APPLY FOR PARTICIPATION IN THE U.S. TREASURY DEPARTMENT'S TROUBLED ASSETS RELIEF PROGRAM
                            CAPITAL PURCHASE PROGRAM


         Clifton, New Jersey - November 5, 2008. Clifton Savings Bancorp, Inc. (Nasdaq - CSBK) announced that it has decided not to apply for participation in the U.S. Treasury Department's recently announced Troubled Assets Relief Program ("TARP") Capital Purchase Program ("TARP Program") as authorized by the recently enacted Emergency Economic Stabilization Act of 2008. The TARP Program is designed to provide the means for the Treasury Department to provide equity capital under standardized terms to eligible financial institutions and their holding companies. After considering the merits of the TARP Program and the financial condition of the Company and its subsidiary Clifton Savings Bank, the Company's Board of Directors decided that the Company will not apply to participate in the TARP Program. The Company is well capitalized and has not suffered losses due to non-performing loans and investments in loan-related securities, including mortgage-backed securities tied to sub-prime mortgage loans.

         John A. Celentano, Jr., Chairman of the Board and Chief Executive Officer of Clifton Savings Bancorp, Inc., commenting on the Company's decision not to participate in the TARP Program said, "Clifton Savings is proud of its long-standing conservative approach to lending and investing. Unlike many of our competitors, Clifton Savings has never offered sub-prime loans, nor invested in pools of mortgages containing loans made to unqualified buyers. This policy has resulted in Clifton Savings being stronger than ever. As a result, Clifton Savings does not need the assistance being offered by the Treasury Department at this time."

Contact:   Bart D'Ambra
           973-473-2200